The Portfolio adjusts the classification of distributions to shareholders to reflect the differences between financial statement amounts and distributions determined in accordance with income tax regulations. Accordingly, during the year ended December 31, 2000, amounts have been reclassified to reflect a decrease in paid-in capital of $28,699, a decrease in undistributed net investment income of $14,368, and a decrease in accumulated net realized loss on investments of $43,067. Net assets of the Portfolio were unaffected by the reclassifications.